NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 14, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 03, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization (via Plan of Arrangement) and subsequent mandatory exchange of Granite Real Estate Investment Trust became effective before the market open on October 03, 2024. As a result of the Reorganization (via Plan of Arrangement), each Stapled Unitholder will hold a number of new Units equal to the number of Stapled Units they hold currently. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of OLD GRP U (CUSIP: 387437114) and does not affect the continued listing on the NYSE of NEW GRP U (CUSIP: 387437205). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 03, 2024.